Exhibit 1

Rio de Janeiro, October 5, 2018.

B3 – Brasil, Bolsa, Balcão

Superintendence of Company Monitoring and Offers of Variable Income Securities (Superintendência de Acompanhamento de Empresas e Ofertas de Valores Mobiliários de Renda Variável)

c.c.:                  Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)

Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 1761/2018-SAE

Dear Sirs,

Oi S.A. – In Judicial Reorganization (the “Company” or “Oi”), in response to the Official Letter B3 1761/2018-SAE, of October 4, 2017, from the B3 – Bolsa, Brasil, Balcão (“B3”), transcribed below (the “Official Letter”), hereby submits the requested clarifications.

“In view of the latest fluctuations observed with the shares issued by this company, the number of trades and the volume traded, as detailed below, we hereby request to be informed by October 5, 2018, about the existence of any fact known by you which may justify the fluctuations.”

Common Shares (ON)
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume (R$)
September 21, 2018	2.11	2.10	2.35	2.22	2.30	10.04	5,567	9,245,500	20,510,872.00
September 24, 2018	2.35	2.18	2.38	2.28	2.18	-5.21	4,839	4,591,200	10,489,927.00
September 25, 2018	2.15	2.11	2.21	2.16	2.12	-2.75	3,920	4,807,200	10,362,810.00
September 26, 2018	2.13	2.13	2.20	2.15	2.19	3.30	1,195	3,489,200	7,500,741.00
September 27,2018	2.22	2.16	2.23	2.20	2.19	0.00	1,786	1,666,200	3,666,101.00
September 28, 2018	2.15	2.15	2.26	2.20	2.25	2.73	908	1,095,000	2,407,428.00
October 1, 2018	2.26	2.20	2.26	2.23	2.25	0.00	1,092	935,500	2,083,369.00
October 2, 2018	2.28	2.28	2.35	2.31	2.32	3.11	5,027	4,125,300	9,529,675.00
October 3, 2018	2.37	2.35	2.49	2.41	2.38	2.58	5,512	4,199,300	10,141,232.00
October 4, 2018*	2.38	2.33	2.90	2.64	2.90	21.84	5,067	6,686,000	17,678,613.00

Rua Humberto de Campos, 425 – 8º floor Rio de Janeiro - CEP 22430-190 State of Rio de Janeiro	www.oi.com.br

Preferred Shares (PN)
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume (R$)
September21, 2018	1.96	1.92	2.15	2.04	2.12	9.27	4,485	4,675,700	9,535,922.00
September 24, 2018	2.16	2.03	2.22	2.12	2.04	-3.77	4,987	3,729,300	7,912,009.00
September 25, 2018	2.03	1.96	2.05	2.01	1.98	-2.94	2,947	2,604,300	5,229,060.00
September26, 2018	2.00	1.97	2.02	2.00	2.02	2.02	609	906,100	1,808,316.00
September27, 2018	2.04	1.99	2.05	2.01	1.99	-1.48	692	826,800	1,658,301.00
September 28, 2018	1.99	1.97	2.03	1.99	2.01	1.00	726	898,200	1,785,194.00
October 1, 2018	2.02	1.97	2.02	1.99	1.97	-1.99	411	551,000	1,093,934.00
October2, 2018	2.02	2.01	2.07	2.03	2.03	3.04	648	706,300	1,433,368.00
October 3, 2018	2.06	2.05	2.12	2.09	2.08	2.46	1,634	1,690,600	3,541,239.00
October 4, 2018*	2.06	2.04	2.49	2.26	2.48	19.23	39,360	5,404,500	12,257,922.00

* Updated as of 5:09 p.m.

Regarding the above, the Company clarifies that, to its understanding, there are no relevant facts or acts that might justify possible atypical fluctuations in the number of trades and quantity traded of the Company’s shares beyond those already widely disseminated by the Company.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer

Oi S.A. – In Judicial Reorganization

Rua Humberto de Campos, 425 – 8º floor Rio de Janeiro - CEP 22430-190 State of Rio de Janeiro	www.oi.com.br